Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
JULY 24, 2014	CONTACT BEN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR THREE AND SIX MONTHS

ENDED JUNE 30, 2014

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported a second quarter 2014 earnings increase of 14.2%. Net income totaled $1.9 million for the three months ended June 30, 2014, compared to $1.7 million for the three months ended June 30, 2013.

The earnings of $1.9 million for the three months ended June 30, 2014, represent $0.69 earnings per basic and diluted share. For the second quarter of 2014, the return on average assets (ROA) was 1.02% and the return on average equity (ROE) was 10.77%. At June 30, 2014, the Bancorp’s assets totaled $776.3 million compared to $693.5 million at December 31, 2013, an increase of $82.9 million or 12.0%.

For the six months ended June 30, 2014, the Bancorp’s earnings increased by 11.1%. Net income totaled $3.8 million, compared to $3.4 million for the six months ended June 30, 2013. The earnings for the current six months represent $1.32 per basic and diluted share. For the first six months of 2014, the ROA was 1.02% and the ROE was 10.59%.

“The Bank’s strong performance for the June quarter as well as the first six months of the year was built on a solid foundation of core earnings, growth, asset quality, and cost control. On the strength of our capital position, we will continue to expand our asset base through the delivery of up to date lending and banking services to our retail and small business customers that will enhance the economy of Northwest Indiana,” said David A. Bochnowski, chairman and chief executive officer.

“The strategic highlight of the second quarter was successfully bringing together the operations of Peoples Bank and First Federal,” said Benjamin Bochnowski, chief operating officer. “This process took less than four months to complete, and Peoples Bank now has 14 locations to serve our customers. This acquisition has already proven to be accretive to earnings thanks to our Management team’s skill.” He added, “Peoples Bank sees its own ability to originate loans as the engine for future growth. This acquisition was an excellent complement to that strategy, and sets the stage for future expansion of the franchise.”

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $6.5 million for the three months ended June 30, 2014, compared to $5.8 million for the three months ended June 30, 2013, an increase of $692 thousand or 12.0%. The Bancorp’s net interest margin on a tax adjusted basis was 3.89% for the three months ended June 30, 2014, compared to 3.76% for the three months ended June 30, 2013. For the six months ended June 30, 2014, net interest income totaled $12.3 million, compared to $11.6 million for the six months ended June 30, 2013, an increase of $763 thousand or 6.6%. During the three and six months ended June 30, 2014, the Bancorp’s net interest income and net interest margin were positively impacted by strong balance sheet growth, as interest earning assets increased by $78.7 million or 12.2% since December 31, 2013.

Noninterest Income

Noninterest income from banking activities totaled $1.6 million for the three months ended June 30, 2014, compared to $1.5 million for the three months ended June 30, 2013, an increase of $76 thousand or 5.1%. For the six months ended June 30, 2014, noninterest income totaled $3.1 million, compared to $2.8 million for the six months ended June 30, 2013, an increase of $240 thousand or 8.4%. Higher income related to wealth management operations, fees from banking operations and an increase in the cash value of bank owned life insurance drove the increase in noninterest income for both the three and six month periods.

Noninterest Expense

Noninterest expense related to operating activities totaled $5.3 million for the three months ended June 30, 2014, compared to $4.8 million for the three months ended June 30, 2013, an increase of $477 thousand or 9.9%. For the six months ended June 30, 2014, noninterest expense totaled $10.1 million, compared to $9.6 million for the six months ended June 30, 2013, an increase of $511 thousand or 5.3%. The increase in noninterest expense is primary related to one-time costs related to the Bancorp’s recent acquisition, added operating expenses from the acquired bank and costs incurred to enhance organic growth.

Funding

At June 30, 2014, core deposits totaled $451.4 million, an increase of $34.2 million or 8.2%, compared to December 31, 2013. Core deposits include checking, savings, and money market accounts and represented 70.6% of the Bancorp’s total deposits at June 30, 2014. The increase in core deposits is a result of Management’s sales efforts along with customer preferences for short-term liquid investments in the current low interest rate environment. The Bancorp has experienced strong growth in consumer, business and public fund core accounts. During the first six months of 2014, certificate of deposit balances increased by $32.6 million or 20.9%, compared to December 31, 2013. The growth in certificates of deposit is primarily related to the Bancorp’s recent acquisition. In addition, at June 30, 2014, borrowings and repurchase agreements totaled $57.4 million, an increase of $12.5 million or 27.8%, compared to December 31, 2013. The increase in borrowed funds is a result of funding balance sheet growth opportunities.

Lending

The Bancorp’s loan portfolio totaled $490.0 million at June 30, 2014, an increase of $52.1 million or 11.9%, compared to December 31, 2013. During the first six months of 2014, the Bancorp originated $115.0 million in new loans, an increase of $9.2 million or 8.7%, compared to the first six months of 2013. Loan balances consisting of residential mortgage loans and home equity lines of credit acquired in the recent acquisition totaled $29.1 million. During the six months ended June 30, 2014, commercial, construction and government related loans increased by $23.7 million in the aggregate. During the six months ended June 30, 2014, $10.1 million of newly originated fixed rate mortgage loans were sold into the secondary market.

Investing

The Bancorp’s securities portfolio totaled $209.4 million at June 30, 2014, compared to $194.3 million at December 31, 2013, an increase of $15.1 million or 7.8%. The securities portfolio represents 28.9% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $31.0 million at June 30, 2014, compared to $21.1 million at December 31, 2013, an increase of $9.9 million or 46.6%.

Asset Quality

At June 30, 2014, non-performing loans totaled $5.2 million, compared to $4.0 million at December 31, 2013, an increase of $1.2 million. The Bancorp’s ratio of non-performing loans to total loans was 1.07% at June 30, 2014, compared to 0.90% at December 31, 2013. In addition, the Bancorp’s ratio of non-performing assets to total assets was 1.06% at June 30, 2014, compared to 0.91% at December 31, 2013. The increase in non-performing loans for 2014 is primarily the result of the addition of one commercial real estate loan that was originated during 2007.

For the three months ended June 30, 2014, loan loss provisions totaled $165 thousand, while $95 thousand in provisions were recorded for the three months ended June 30, 2013. For the six months ended June 30, 2014, loan loss provisions totaled $410 thousand, while $230 thousand in provisions were recorded for the six months ended June 30, 2013. The 2014 loan loss provisions were primarily related to increased loan originations and overall loan portfolio growth. Loan charge-offs, net of recoveries, totaled $1.4 million for the six months ended June 30, 2014, compared to net charge-offs of $887 thousand for the six months ended June 30, 2013. The net charge-offs for 2014 are concentrated with the previously mentioned commercial real estate loan originated in 2007, which carried a specific loan loss reserve of $1.1 million prior to charge-off. At June 30, 2014, the allowance for loan losses totaled $6.2 million and is considered adequate by Management. The allowance for loan losses as a percentage of total loans was 1.26% at June 30, 2014, compared to 1.64% at December 31, 2013. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 118.12% at June 30, 2014, compared to 181.82% at December 31, 2013.

Capital Adequacy

At June 30, 2014, shareholders’ equity stood at $72.7 million or 9.4% of total assets. The Bancorp’s regulatory capital ratios at June 30, 2014 were 14.3% for total capital to risk-weighted assets, 13.1% for tier 1 capital to risk-weighted assets and 9.1% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp, is considered well capitalized. The book value of the Bancorp’s stock stood at $25.56 per share at June 30, 2014.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally owned and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business and wealth management financial services from its 14 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward-looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Return on equity	10.77%	9.65%	10.59%	9.58%
Return on assets	1.02%	0.99%	1.02%	0.98%
Basic earnings per share	$0.69	$0.60	$1.32	$1.19
Diluted earnings per share	$0.69	$0.60	$1.32	1.19
Yield on loans	4.41%	4.48%	4.38%	4.49%
Yield on security investments	2.83%	2.60%	2.87%	2.61%
Total yield on earning assets	3.88%	3.84%	3.83%	3.85%
Cost of deposits	0.20%	0.20%	0.19%	0.21%
Cost of borrowings	1.01%	1.14%	1.00%	1.20%
Total cost of funds	0.26%	0.29%	0.26%	0.29%
Net interest margin - tax equivalent	3.89%	3.76%	3.85%	3.77%
Noninterest income / average assets	0.81%	0.86%	0.84%	0.83%
Noninterest expense / average assets	2.77%	2.81%	2.74%	2.80%
Net noninterest margin / average assets	-1.96%	-1.95%	-1.90%	-1.97%
Efficiency ratio	66.14%	66.55%	65.72%	66.74%
Effective tax rate	23.63%	26.77%	23.05%	26.02%
Dividend declared per common share	$0.25	$0.22	$0.47	$0.41

	June 30,
	2014	December 31,
	(Unaudited)	2013
Net worth / total assets	9.37%	9.63%
Book value per share	$25.56	$23.50
Non-performing assets to total assets	1.06%	0.91%
Non-performing loans to total loans	1.07%	0.90%
Allowance for loan losses to non-performing loans	118.12%	181.82%
Allowance for loan losses to loans outstanding	1.26%	1.64%
Foreclosed real estate to total assets	0.18%	0.16%

Consolidated Statements of Income	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Interest income:
Loans	$5,412	$4,955	$10,307	$9,961
Securities & short-term investments	1,504	1,252	2,897	2,509
Total interest income	6,916	6,207	13,204	12,470
Interest expense:
Deposits	307	283	582	586
Borrowings	147	154	288	313
Total interest expense	454	437	870	899
Net interest income	6,462	5,770	12,334	11,571
Provision for loan losses	165	95	410	230
Net interest income after provision for loan losses	6,297	5,675	11,924	11,341
Noninterest income:
Fees and service charges	703	625	1,297	1,216
Wealth management operations	441	330	819	697
Gain on sale of securities, net	107	316	457	444
Increase in cash value of bank owned life insurance	103	88	205	175
Gain on sale of loans held-for-sale, net	141	139	216	298
Gain/ (loss) on foreclosed real estate, net	(7)	(18)	5	(1)
Other	72	4	88	18
Total noninterest income	1,560	1,484	3,087	2,847
Noninterest expense:
Compensation and benefits	2,793	2,628	5,439	5,270
Occupancy and equipment	821	741	1,611	1,523
Data processing	284	232	560	472
Marketing	142	159	260	267
Federal deposit insurance premiums	127	131	218	253
Other	1,138	937	2,046	1,838
Total noninterest expense	5,305	4,828	10,134	9,623
Income before income taxes	2,552	2,331	4,877	4,565
Income tax expenses	603	624	1,124	1,188
Net income	$1,949	$1,707	$3,753	$3,377

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	June 30,
	2014	December 31,	Change	Mix
	(Unaudited)	2013	%	%
Total assets	$776,327	$693,453	12.0%	n/a
Cash & cash equivalents	30,965	21,124	46.6%	n/a
Securities - available for sale	209,379	194,296	7.8%	n/a

Loans receivable:
Construction and land development	$24,496	$21,462	14.1%	5.0%
1-4 first liens	162,898	141,186	15.4%	33.2%
Multifamily	31,770	30,782	3.2%	6.5%
Commercial real estate	151,566	144,378	5.0%	30.9%
Commercial business	63,530	57,716	10.1%	13.0%
1-4 Junior Liens	1,331	1,186	12.2%	0.3%
HELOC	23,719	16,903	40.3%	4.8%
Lot loans	2,260	2,389	-5.4%	0.5%
Consumer	432	232	86.3%	0.1%
Government and other	27,958	21,587	29.5%	5.7%
Total loans	$489,960	$437,821	11.9%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$84,551	$73,430	15.1%	13.2%
Interest bearing checking	127,119	123,299	3.1%	19.9%
Savings	89,606	84,460	6.1%	14.0%
MMDA	150,154	136,088	10.3%	23.5%
Total core deposits	451,430	417,277	8.2%	70.6%
Certificates of deposit	188,200	155,616	20.9%	29.5%
Total deposits	$639,630	$572,893	11.6%	100.1%

Borrowings	$57,401	$44,929	27.8%
Stockholder's equity	72,710	66,761	8.9%

Asset Quality	June 30,
(Dollars in thousands)	2014	December 31,	Change
	(Unaudited)	2013	%
Nonaccruing loans	$4,637	$3,780	22.7%
Accruing loans delinquent more than 90 days	592	174	240.2%
Securities in non-accrual	1,612	1,252	28.8%
Foreclosed real estate	1,402	1,084	29.3%
Total nonperforming assets	$8,243	$6,290	31.0%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$406	$1,703	-76.2%
ALL general allowances for loan portfolio	5,770	5,486	5.2%
Total ALL	$6,176	$7,189	-14.1%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$1,224	$569	115.1%
Nonaccruing troubled debt restructurings, compliant (2)	-	534	-100.0%
Accruing troubled debt restructurings	5,274	8,148	-35.3%
Total troubled debt restructurings	$6,498	$9,251	-29.8%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement

(2) included in nonaccruing loan balances presented above

Capital Adequacy (Bancorp and Bank)	At June 30,	Minimum Required
	2014	To Be Well Capitalized
	Actual Ratio	Under Prompt Corrective
	(Unaudited)	Action Regulations

Total capital to risk-weighted assets	14.3%	10.0%
Tier 1 capital to risk-weighted assets	13.1%	6.0%
Tier 1 capital to adjusted average assets	9.1%	5.0%